CERTIFICATE OF AMENDMENT OF AMENDMENT TO ARTICLES OF
                          INCORPORATION
                               of
                   NV EXPERT MANAGEMENT, INC.


I, Gary McDonald certifies that:

     1. The original articles were filed with the Office of the Secretary of State on March 24, 1999.

     2. As of the date of this certificate, no shares of stock of the corporation have been issued.

     3. Pursuant to a Board of Directors of meeting at which it was unanimously voted to make the following amendments, the company hereby adopts the following amendments of the Articles of Incorporation of this Corporation:

          First: Name of Corporation.

          The name of the corporation is:  USETHEEXPERTS.COM
          (the "Corporation")

          Fourth:  Capital Stock.

          Corporation is allowed to issue up to 50,000,000 shares at .001 par value stock.


                              By:/s/D. Gary McDonald
                                    D. Gary McDonald, President/Director

                              By:/s/ Joan S. Golden
                                     Joan S. Golden, Secretary/Director

STATE OF NEVADA     )
                    ) ss:
COUNTY OF CLARK     )

On September 30, 1999, personally appeared before me, a Notary public, Gary D. McDonald and Joan S. Golden, who acknowledged that they executed the above instrument.


_______________________________
A Notary Public in and for said
        County and State.